Exhibit 10.24

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of 11:59 p.m. on June 30, 2013 by and between ADK GEORGIA, LLC, a Georgia limited liability company (“Lessee”) and TYBEE NH, LLC, a Georgia limited liability company  (“Tybee NH”).

WITNESSETH:

WHEREAS, pursuant to that certain Lease (“Master Lease”) dated August 1, 2010, Lessee leased from William M. Foster (“Lessor”) the premises described and defined in the Master Lease as the Property (the “Property”);

WHEREAS, Tybee NH is a Georgia limited liability company whose issued and outstanding membership interests are owned by Robert Lancaster; and

WHEREAS, Tybee NH desires to sublease that portion of the Property located at 7 Rosewood Avenue, Tybee Island, Georgia consisting of 85 licensed beds (the “Premises”) on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of Ten Dollars and no/100 ($10.00), and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration paid by each party to the other, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Premises.  Lessee does hereby lease to Tybee NH, and Tybee NH does hereby lease from Lessee, for the term and upon the conditions hereinafter provided, the Premises.

2.                                      Terms and Conditions.  The term of this Sub-sublease shall be for the same term as the Master Lease.  This Sub-sublease is subject to the Master Lease and all of the terms, covenants, and conditions in the Master Lease are applicable to this Sub-sublease with the same force and effect as if Lessee were the lessor under the Master Lease and Tybee NH were the lessee thereunder.

3.                                      Rent.   During the term of this Sub-sublease, Tybee NH shall pay to Lessee, rent in the amount of $30,952.00 per month subject to rent increases and other charges relating to the Premises payable by Lessee under the Master Lease.

4.                                      Remedies.  In the event (i) Tybee NH defaults under this Sublease and/or the Master Lease or (ii) the entering into of this Sublease results in Lessor giving notice of default under the Master Lease, Lessee shall have the right to terminate this Sublease immediately.  The remedy described in the preceding sentence shall be in addition to all other remedies available at law or in equity.

5.                                      Representations and Warranties.  Lessee hereby makes the following representations and warranties, each of which is material:  (a) the Master Lease and Sublease are in full force and effect; (b) Lessee has no knowledge of any event having occurred that authorizes the termination of the Master Lease and/or the Sublease; and (c) Lessee has no knowledge of any default under the Master Lease and/or the Sublease, nor has Lessee received any notice of default from Lessor or Lessee.

6.                                      Governing Law and Venue.  This Sublease is made pursuant to, and shall be construed and enforced in accordance with, the laws in force in the State of Georgia, and any dispute arising hereunder shall be brought in the courts of Chatham County, Georgia.

7.                                      Entire Agreement.  The parties hereby understand and agree that this Sublease contains the entire agreement between the parties and cannot be changed or modified except by a written instrument subsequently executed by the parties hereto.

{Signatures on Following Page}

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed and delivered as of the day and year first written above.

SUBLESSEE:		LESSEE:

TYBEE NH, LLC,		ADK GEORGIA, LLC,
a Georgia limited liability company		a Georgia limited liability company

By:	/s/ Robert Lancaster	By:	/s/ Boyd P. Gentry
	Robert Lancaster, Manager	Name:	Boyd Gentry
		Title:	C.E.O.